IntelGenx and RedHill Biopharma Announce First European
Marketing Approval of RIZAPORT™ for Migraines

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The German Federal Institute for Drugs and Medical Devices (BfArM) has granted national marketing approval for RIZAPORT™ for the treatment of acute migraines under the European Decentralized Procedure (DCP)

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IntelGenx and RedHill continue their close cooperation in order to obtain approvals in additional European countries and in the U.S., where a New Drug Application (NDA) was submitted and a Complete Response Letter received

•	IntelGenx and RedHill continue to advance their activities to secure commercialization partners in Europe, the U.S. and additional territories

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RIZAPORT™, an oral thin film formulation of rizatriptan for acute migraines, offers an innovative therapeutic alternative for many migraine patients, primarily patients who suffer from dysphagia or migraine-related nausea

Saint-Laurent, Canada – November 9, 2015 – IntelGenx Corp. (TSXV: IGX) (OTCQX: IGXT) and RedHill Biopharma Ltd. (NASDAQ: RDHL) (TASE: RDHL), today announced that the Federal Institute for Drugs and Medical Devices of Germany (BfArM) has granted marketing authorization of RIZAPORTTM 5mg and 10mg, an oral thin film formulation of rizatriptan benzoate for the treatment of acute migraines.

Over 50 million people in Europe are estimated to be affected by migraines. Approximately 2 million Europeans are prone to migraine attacks every day1. The worldwide migraine market is expected to exceed $2 billion in sales in 2016.

The national approval of RIZAPORT™ in Germany was granted under the European Decentralized Procedure (DCP), in which Germany served as the Reference Member State. This authorization is the first national marketing approval of RIZAPORT™. Marketing authorization in Luxemburg, the Concerned Member State, is expected to follow. IntelGenx and RedHill intend to continue to work together to obtain national phase approvals in other European DCP territories.

“The European approval of RIZAPORTTM is an important milestone achieved by IntelGenx and RedHill which reflects our team’s strong capabilities as partners,” said Dr. Horst G. Zerbe, President and CEO of IntelGenx. “We are committed to bringing RIZAPORTTM to market as soon as possible as we believe it will be a beneficial treatment for patients suffering from migraines. This approval will make RIZAPORTTM the first oral thin film bioequivalent to Maxalt® Lingua.”

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1 World Headache Alliance.

Dr. Zerbe further added, “This approval in Europe for RIZAPORTTM further demonstrates my recent quote last week in our record third quarter results, that IntelGenx is clearly demonstrating that it is executing its strategy by advancing its strong product portfolio to become one of the leading drug delivery companies globally.”

Dr. Reza Fathi, Ph.D., RedHill’s Senior VP R&D, said: “We are very pleased to receive German marketing authorization for RIZAPORT™. This is the first drug in RedHill’s advanced pipeline to gain marketing approval, a significant milestone for the Company that reflects our team’s commitment and execution capabilities, as well as the successful cooperation with IntelGenx.”

RIZAPORT™, an oral thin film formulation of rizatriptan for the treatment of acute migraines, offers a potentially attractive therapeutic alternative for many migraine patients. The RIZAPORT™ oral thin film has a pleasant taste and dissolves rapidly in the mouth, without the need for water. It is a therapeutic alternative for patients suffering from dysphagia (difficulty swallowing), and patients who suffer from migraine-related nausea, estimated to be approximately 80% of the total migraine patient population2. Rizatriptan is considered one of the most effective oral triptans, a class of molecules that constricts blood vessels in the brain to relieve swelling and other migraine symptoms.

IntelGenx and RedHill submitted a New Drug Application (NDA) to the FDA in 2013 seeking marketing approval of RIZAPORT™ in the U.S. In 2014, the companies received a Complete Response Letter (CRL) from the FDA which raised questions primarily related to CMC. It is noted that no deficiency was raised relating to the safety or bio-equivalence data of RIZAPORT™. IntelGenx and RedHill reported that they believe that FDA approval of the RIZAPORT™ NDA is subject to the satisfactory resolution of the remaining CMC questions. IntelGenx and RedHill continue their cooperative effort to work with the FDA in order to address and resolve all remaining CMC questions and to secure a compliant source of the raw material.

About RIZAPORT™:

RIZAPORT™ is a proprietary oral thin film formulation of rizatriptan benzoate, a 5-HT1 receptor agonist and the active drug in Merck & Co.’s Maxalt®. RIZAPORT™ 5mg and 10mg was approved for marketing in Germany in October 2015, under the European Decentralized Procedure. A New Drug Application for RIZAPORT™ was also filed with the U.S. FDA in 2013 and a CRL was received in 2014. Rizatriptan is considered one of the most effective oral triptans, a class of molecules that constricts blood vessels in the brain to relieve swelling and other migraine symptoms. The worldwide annual sales of triptans were estimated to have exceeded $870 million in 20143. RIZAPORT™ is based on IntelGenx's proprietary “VersaFilm™” technology. It dissolves rapidly and releases its active ingredient in the mouth, leading to efficient absorption of the drug through the gastrointestinal tract. The administration method of the RIZAPORT™ oral thin film, which does not require the patient to swallow a pill or consume water, along with its pleasant flavor, presents a potentially attractive therapeutic alternative for many migraine patients, including those who suffer from migraine-related nausea, estimated to be approximately 80% of the total migraine patient population.

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2 Lipton RB, Buse DC, Saiers J, Fanning KM, Serrano D, Reed ML. (2013) Frequency and burden of headache- related nausea: results from the American Migraine Prevalence and Prevention (AMPP) study, Headache.2013 Jan;53(1):93-103.
3 EvaluatePharma 2013 WW annual sales report

About IntelGenx:

IntelGenx is a leading drug delivery company focused on the development of innovative products based on its proprietary oral drug delivery technologies.

Established in 2003, the Montreal-based company, listed on the TSX-V and OTC-QX, develops innovative oral drug delivery solutions based on its proprietary platform technologies, VersaFilmTM, VersaTabTM and AdVersaTM.

IntelGenx has developed a broad and diverse product portfolio addressing unmet market needs and offering lifecycle management opportunities. FORFIVO XLTM, launched in 2012, is the first and only FDA approved once-daily bupropion HCI 450mg dose in a single tablet for the treatment of major depressive disorder.

IntelGenx highly skilled team provides comprehensive pharmaceuticals services to pharmaceutical partners, including R&D, clinical monitoring, IP protection, analytical method development and regulatory services. IntelGenx state-of-the art manufacturing facility, established for the VersaFilmTM technology platform, supports lab-scale to pilot- and commercial-scale production, offering full service capabilities to our clients. More information is available about the company at: www.intelgenx.com.

About RedHill Biopharma Ltd.:

RedHill Biopharma Ltd. (NASDAQ/TASE: RDHL) is an emerging Israeli biopharmaceutical company primarily focused on the development of late clinical-stage, proprietary, orally-administered, small molecule drugs for the treatment of inflammatory and gastrointestinal diseases, including cancer. RedHill’s current pipeline of proprietary products includes: (i) RHB-105 - an oral combination therapy for the treatment of Helicobacter pylori infection, with successful top-line results from a first Phase III study; (ii) RHB-104 - an oral combination therapy for the treatment of Crohn's disease with an ongoing first Phase III study; (iii) BEKINDA™ (RHB-102) - a once-daily oral pill formulation of ondansetron with an ongoing Phase III study in the U.S. for acute gastroenteritis and gastritis and a European marketing application for chemotherapy and radiotherapy-induced nausea and vomiting submitted in December 2014; (iv) RHB-106 - an encapsulated bowel preparation licensed to Salix Pharmaceuticals, Ltd.; (v) YELIVA™ (ABC294640) - an orally-administered first-in-class SK2 selective inhibitor targeting multiple oncology, inflammatory and gastrointestinal indications with a Phase I/II study initiated for refractory/relapsed diffuse large B-cell lymphoma (DLBCL); (vi) MESUPRON® - a Phase II-stage first-in-class uPA inhibitor, administered by oral capsule, targeting gastrointestinal and other solid tumors; (vii) RP101 - currently subject to an option-to-acquire by RedHill, RP101 is a Phase II-stage first-in-class Hsp27 inhibitor, administered by oral tablet, targeting pancreatic and other gastrointestinal cancers; (viii) RIZAPORT™ (RHB-103) - an oral thin film formulation of rizatriptan for acute migraines, with a U.S. NDA currently under discussion with the FDA and marketing authorization received in Germany in October 2015; and (ix) RHB-101 - a once-daily oral pill formulation of the cardio drug carvedilol.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTCQX has neither approved nor disapproved the contents of this press release.

Source: IntelGenx Technologies Corp.

For more information, please contact:

Edward Miller
Director, Investor Relations
IntelGenx Corp.
T: +1 514-331-7440 (ext. 217)
edward@intelgenx.com